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                                                                     EXHIBIT 2.3


                 SUPPLY AND SUPPORT AGREEMENT, DATED MAY 1, 2000



         THIS SUPPLY AND SUPPORT AGREEMENT (the "Agreement") is made and entered into this 1st day of May, 2000, by and between: (I) EMERGE INTERACTIVE, INC., a Delaware corporation, referred to herein as "eMerge;"(II) EASTERN LIVESTOCK CO., INC., a Kentucky corporation, referred to herein as "Eastern;" (III) THOMAS P. GIBSON ("Gibson"); (IV) JOHN S. GIBSON ("Brother"), with Gibson and Brother referred to herein jointly as the "Gibsons." eMerge, Eastern, and the Gibsons, or any combination thereof, as the context may require, are referred to collectively herein as the "Parties."

                                   BACKGROUND

         A. Headquartered in Louisville, Kentucky, Eastern is engaged in the business of buying cattle for immediate resale and in the business of buying cattle to place on pasture or feed (hereinafter collectively referred to as the "Cattle Business").

         B. The Cattle Business has two separate but interrelated components: the "Rollover Business" and the "Long-Term Business." The "Rollover Business" includes the buying of cattle for immediate resale (and/or on a short-term basis). The Rollover Business generates profits based on the difference between the purchase price and the selling price of the cattle, and generates profits by the buying or selling of cattle for others on a commission or other basis. The Rollover Business includes, without limitation, the activities known in the livestock industry as dealing, brokering and trading. The "Long-Term Business" includes the purchasing of cattle to be owned on a long term basis. The Long-Term Business generates profits based on the increase in value of cattle because of weight gain during the time of ownership, in addition to the difference between the purchase price and the selling price. The Long-Term Business also generates profits as a result of the fees earned in connection with certain profit sharing arrangements with third-party caretakers, known as its Retained Ownership Program. Eastern's Financial Statements segregate and compile the financial results of certain of its business activities as being attributable to the Long-Term Business, and the definition of the Rollover Business contained herein incorporates any and all such activities not attributable to such.

         C. Simultaneous with the execution of this Agreement, eMerge will close a transaction with Eastern and the Gibsons whereby eMerge will acquire certain assets used by Eastern in the Rollover Business (the "Business Acquisition") pursuant to that certain Agreement for the Purchase and Sale of Assets (the "Asset Purchase Agreement"), and the Gibsons will enter into employment agreements with eMerge (the "Employment Agreements"), with their duties thereunder to include assisting eMerge with conducting the Rollover Business and eMerge's related Internet-based cattle auction and marketplace (collectively, the "eMerge Cattle Business") following the Business Acquisition.


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         D.       Following the Business Acquisition, Eastern will continue to conduct and operate the Long-Term Business, and each of the Gibsons will continue to conduct various activities in the cattle industry relating to or supporting the Long-Term Business, including without limitation, various feedlots (e.g., Rocking E Feeders, LLC), sorting facilities (e.g., Providence), and buying stations (e.g., Edmonton) (with any and all such activities, whether being currently operated by any of Eastern or the Gibsons or whether to be established, directly or indirectly, by any of such Parties in the future, referred to herein as the "Gibson Businesses").

         E. Prior to the Business Acquisition, the Rollover Business was supported by various activities conducted by the Gibson Businesses.

         F. Prior to the Business Acquisition, various independent contractors, purchaser representatives, and buyers assisted Eastern in obtaining supply sources for the Rollover Business' cattle inventory (with these individuals or businesses, including, without limitation, those listed on Exhibit A attached hereto, referred to as "Facilitators").

         G. Prior to the Business Acquisition, various persons or businesses sold or otherwise supplied cattle inventory to the Rollover Business (with these individuals or businesses, including, without limitation, those listed on Exhibit B attached hereto, referred to as "Suppliers").

         H. Prior to the Business Acquisition, various persons or businesses purchased cattle inventory from the Rollover Business (with these individuals ad businesses, including, without limitation, those listed on Exhibit C attached hereto, referred to as the "Customers").

         H. Following the Business Acquisition, the parties desire that the Gibson Businesses continue to provide support to the eMerge Cattle Business, at eMerge's request, in a manner comparable to the manner in which they provided such support to Eastern's conduct of the Rollover Business.

         I. Following the Business Acquisition, the parties desire that eMerge continue the existing business relationships that Eastern has with the Facilitators, Suppliers and Customers, at eMerge's request, in a manner at least comparable to (in terms of the volume of purchases or sales, as appropriate) the manner in which they were conducted prior to the Business Acquisition.

         J. As a material inducement for eMerge to enter into the Asset Purchase Agreement and to consummate the Business Acquisition, the Parties desire to set forth in writing their agreements and understandings in this regard and to be legally bound by the terms hereof.

         NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and in consideration of the mutual covenants, representations, warranties and agreements contained herein, the Parties hereby agree as follows:



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                                    AGREEMENT

         1. Support by Gibson Businesses. The parties acknowledge that the eMerge Cattle Business may desire to use and/or have access to, or otherwise be supported by, the Gibson Businesses, including, without limitation, any of their sorting facilities, buying stations, feedlots, pasture land, barns, and/or other equipment or infrastructure, and further including, without limitation, their personnel, administrative support and/or business relationships. In this regard, Eastern and the Gibsons hereby covenant and agree that, during the term of this Agreement, they shall cause the Gibson Businesses to provide, on an arm's length and fair value basis, any and all support to the eMerge Cattle Business that eMerge may reasonably request. Eastern and the Gibsons further covenant and agree to provide such requested support in a manner at least consistent with the manner in which the Gibson Businesses provided such support to Eastern's Rollover Business in the past.

         2. Continuing Relationships with Facilitators, Suppliers and Customers. At the request of eMerge:

                  (i) Eastern and the Gibsons hereby covenant and agree that, during the term of this Agreement, they will use their best efforts to cause the Facilitators to assist eMerge in obtaining cattle inventory supply sources for the eMerge Cattle Business in a manner comparable to the manner in which such Facilitators provided such assistance to Eastern's Rollover Business in the past.

                  (ii) Eastern and the Gibsons hereby covenant and agree that, during the term of this Agreement, they will use their best efforts to cause the Suppliers to sell or otherwise supply cattle inventory to the eMerge Cattle Business in a manner comparable to the manner in which such Suppliers supplied cattle to Eastern's Rollover Business in the past.

                  (iii) Eastern and the Gibsons hereby covenant and agree that, during the term of this Agreement, they will use their best efforts to cause the Customers to purchase cattle inventory from the eMerge Cattle Business in a manner comparable to the manner in which such Customers purchased cattle from Eastern's Rollover Business in the past.

                  (iv) In the event any Gibson Business is also a Facilitator, Supplier or Customer, Eastern and the Gibsons further covenant and agree that, during the term of this Agreement, they shall cause such Gibson Business to conduct any and all activities and types of transactions with the eMerge Cattle Business as such Gibson Business had previously conducted with Eastern's Rollover Business, including, without limitation, first offering for sale to eMerge any and all cattle inventory that is available for sale by such Gibson Business, at current market rates.

                  (v) Eastern and the Gibsons hereby covenant and agree that, during the term of this Agreement, they will use their best efforts to obtain other facilitators, suppliers, and customers for the eMerge Cattle Business (and to increase the volume of activity conducted by any current Facilitator, Supplier and Customer).


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                  (vi)     Eastern and the Gibsons hereby covenant and agree
that, during the term of this Agreement, they will assist eMerge in all reasonable respects in establishing and maintaining business and strategic relationships with the Facilitators, Suppliers and Customers, and to establish and maintain similar relationships with other facilitators, suppliers and customers.

         3. Term of this Agreement. This Agreement shall have an initial term of five (5) years, and shall continue and be extended thereafter for additional one (1) year terms, unless and until one Party to this Agreement shall give written notice to the others on or before sixty (60) days prior to the conclusion of any such one (1) year extension.

         4. Books and Records; Inspection; Reporting. Eastern and the Gibsons shall cause the Gibson Businesses to use their best efforts to keep and maintain, or cause to be maintained, complete and accurate books, records and accounts of their cattle inventory that is sold and/or disposed of (whether through or to the eMerge Cattle Business or otherwise) during the term of this Agreement. Such books, records and accounts shall be kept at all times at the principal offices of Eastern or such other Gibson Business, as appropriate. eMerge and its duly authorized representatives shall have the right to examine such books, records and accounts at any and all reasonable times and to make copies or extracts therefrom, at eMerge's expense. Eastern and the Gibson shall cause the Gibson Businesses to provide to eMerge monthly statements during the term of this Agreement (with the statement for each month to be delivered not later than the 20th day of the immediately following month) reflecting the amount of the cattle inventory purchased and sold by each Gibson Business.

         5. Further Assurances. Each Party agrees to execute such other documents, instruments and agreements as may be reasonably requested by any other Party hereto in order to effect the transactions and establish the relationships contemplated hereunder.

         6. Remedies; Continuation of Obligations. The parties understand and agree that, in the event damages are payable hereunder by any of Eastern or the Gibsons, such payment may be partly or fully satisfied out of the "Security" being held in escrow pursuant to that certain Registration Rights and Restricted Stock Agreement, dated the date hereof and entered into between eMerge, Eastern and Thomas P. Gibson (it being understood that such Security is not intended to serve as any form of limitation or ceiling on the amount of any potential damages, and no such limitation should be inferred or imposed). Notwithstanding anything to the contrary contained herein, eMerge shall not be entitled to assert a claim for damages under this Agreement against any party in the event such damages originate substantially and primarily from the occurrence of the death or disability of either Gibson. With respect to each Gibson, the termination of either his or his brother's employment with the Company shall not excuse him from his obligations hereunder, except solely in the event his employment with the Company shall terminate because of: (i) his death, (ii) his disability, or (iii) the material breach by the Company of his Employment Agreement, which breach is not timely cured by the Company in accordance with
Section 11 thereof.


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         7.       No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

         8. Entire Agreement. This Agreement (including the agreements referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         9. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that eMerge may, upon providing written notice to Eastern and the Gibsons, assign any or all of its rights and interests hereunder to one or more of its affiliates and/or to any successor-in-interest to the eMerge Cattle Business.

         10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. All facsimile executions shall be treated as originals for all purposes.

         11. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         12. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three
(3) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:



         If to Eastern:                              Eastern Livestock, Inc.
                                                     1065 East Main Street
                                                     Louisville, Kentucky 40206
                                                     Attn: Tommy Gibson, President

         If to the Gibsons:                          Thomas P. Gibson
                                                     7892 Tandy Road
                                                     Janesville, Indiana 47136

         With a copy to:                             James N. Williams
                                                     Middleton & Reutlinger
                                                     2500 Brown & Williamson Tower
                                                     401 South Fourth Avenue
                                                     Louisville, Kentucky 40202

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


         If to eMerge:                               eMerge Interactive, Inc.
                                                     10315 102nd Terrace
                                                     Sebastian, Florida  32958
                                                     Attn:  Scott Matthews, President

         Copy to:                                    Gray, Harris & Robinson, P.A.
                                                     201 E. Pine St., Suite 1200
                                                     Orlando, Florida  32801
                                                     Attn:  Michael E. Neukamm, Esq.


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         13. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Kentucky without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Kentucky.

         14. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         15. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         16. Expenses. Each of eMerge, Eastern and the Gibsons will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         17. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of



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the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         18. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.


                                       EASTERN LIVESTOCK CO., INC., A
                                       KENTUCKY CORPORATION



                                       By: /s/ Thomas P. Gibson
                                           ------------------------------------
                                           Thomas P. Gibson, President

                                           /s/ Thomas P. Gibson
                                           ------------------------------------
                                           Thomas P. Gibson, Individually

                                           /s/ John S. Gibson
                                           -------------------------------------
                                           John S. Gibson, Individually


                                       EMERGE INTERACTIVE, INC., A
                                       DELAWARE CORPORATION



                                       By: /s/ T. Michael Janney
                                           -------------------------------------
                                           T. Michael Janney, CFO


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